EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Eagle Bulk Shipping Inc. for the registration of debt or equity securities and to the incorporation by reference therein of our report dated March 4, 2011, with respect to the consolidated financial statements of Eagle Bulk Shipping Inc., in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
August 27, 2012